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                                                                    Exhibit 99.1

                         HOLLYWOOD CASINO CORPORATION
                 ACQUIRES MANAGEMENT AND CONSULTING CONTRACTS

     Dallas, TX, October 14, 1999 - Hollywood Casino(R) Corporation (AMEX: HWD) today announced the completion of the acquisition and termination of the management contract associated with its Aurora, Illinois casino and the consulting agreement associated with its Tunica, Mississippi casino. As a result, Hollywood Casino will no longer be required to pay management and consulting fees to third parties. The $40.3 million acquisition price was financed using a portion of the proceeds from the Company's 11 1/4% Senior Secured Notes issued in May 1999.

     "The completion of this acquisition is a major milestone of our strategic business plan. By eliminating these contracts, we now control 100% of the earnings and cash flows of our operating properties and we have significantly simplified our corporate structure. The elimination of the fees associated with these contracts will be accretive to the Company's consolidated earnings and cash flows," said Edward T. Pratt, III, President and Chief Operating Officer.

     For twelve months ended September 30, 1999, the Company incurred charges totaling $8.7 million associated with these agreements. Such amounts ceased to accrue as of October 13, 1999 and the Company will not report such charges in its financial statements for periods subsequent to that date. As a result, earnings before interest, taxes, depreciation and amortization ("EBITDA") for periods beginning with the fourth quarter 1999 will reflect the increase due to the elimination of these contracts. However, the Company will be required to write-off the acquisition costs of this transaction in its fourth quarter due to certain financial reporting standards.

     Hollywood Casino Corporation owns and operates distinctive Hollywood-themed casino entertainment facilities under the service mark Hollywood Casino(R) in Aurora, Illinois and Tunica, Mississippi. In addition, the Company is currently constructing a gaming and entertainment resort in Shreveport, Louisiana, which is expected to commence operations in the fourth quarter of 2000.
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     This press release contains forward-looking statements about the business, financial condition and prospects of the Company. The actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, among other things, changes in competition, economic conditions, tax regulations, state regulations applicable to the gaming industry in general or the Company in particular, and other risks indicated in the Company's filings with the Securities and Exchange Commission. Such risks and uncertainties are beyond management's ability to control and, the words "believes", "estimates", "anticipates" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.